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                                                                   EXHIBIT 10.15

                                  Aug 7, 1998

Mr. John La Valle
1171 Westbend Road
Westlake Village, CA 91362

Dear John:

     On behalf of StampMaster, Inc. (the "Company"), I am pleased to offer you
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the position of the Chief Financial Officer of the Company.  Speaking for
myself, as well as the other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

     The terms of your new position with the Company are as set forth below:

     1.  Position.
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         a.  You will become the Senior Vice President and Chief Financial
             Officer (CFO) of the Company, working out of the Company's headquarters office. As the CFO, you will have overall responsibility for the financial affairs of the Company. You will report to the Company's current President and Chief Operating Officer, Mr. John Payne.

         b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
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August 10, 1998
Page 2

     2.  Start Date.  Subject to fulfillment of any conditions imposed by this
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letter agreement, you will commence this new position with the Company on
September 24, 1998 or soon thereafter on a mutually agreed date.

     3.  Proof of Right to Work.  For purposes of federal immigration law, you
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will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     4.  Compensation.
         ------------

         a.  Base Salary.  You will be paid a monthly salary of $13,000, which
             -----------
is equivalent to $156,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy.

         b.  Annual Review.  Your base salary will be reviewed at the end of
             -------------
each calendar year as part of the Company's normal salary review process.

     5.  Stock Options.
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         Grant.  In connection with the commencement of your employment, the
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Company will recommend that the Board of Directors grant you an option to purchase 205,000 shares of the Company's Common Stock ("Shares"), which is
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equivalent to 2% of the currently fully diluted outstanding total number of shares, with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of the Vesting Schedule. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1998 Stock Plan and the Stock Option Agreement between you and the Company.

     6.  Benefits.
         --------

         a.  Insurance Benefits.  The Company will provide you with standard
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medical and dental insurance benefits available to all employees of the Company.

         b.  Vacation.  You will be entitled to two weeks paid vacation per
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year.

     7.  Confidential Information and Invention Assignment Agreement.  Your
         -----------------------------------------------------------
acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality
                                                      ---------------
Agreement"), prior to or on your Start Date.
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August 10, 1998
Page 3

     8.  Confidentiality of Terms.  You agree to follow the Company's strict
         ------------------------
policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

     9.  At-Will Employment.  Notwithstanding the Company's obligation described
         ------------------
in Section 8 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

                                 Very truly yours,

                                 StampMaster, Inc.,

                                 /s/ Mohan Ananda

                                 By:  Mohan Ananda
                                 Title:  Chief Executive Officer

ACCEPTED AND AGREED:


John La Valle,

/s/ John La Valle
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Signature

16 August 1998
----------------------------
Date

Enclosure:  Confidential Information and Invention Assignment Agreement
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John La Valle
1171 Westbend Road
Westlake Village, California 91362


Dear John:

The purpose of this correspondence is to set forth the terms of your employment with StampMaster in the event of a Change In Control. This document is to be appended to your offer letter dated August 7, 1998. In addition, it confirms the understanding reached between you and Mohan Ananda concerning a Change In Control when you accepted employment with StampMaster on August 16th.

Change of Control:     In the event that the Company sells all or substantially
                       all of its assets or is merged with another Company or otherwise is acquired such that the shareholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the Company following such transaction (a "Change of Control"), and your employment is constructively terminated or terminated by the Company or a successor entity involuntarily within 12 months following such transaction for any reason other than cause, cause in this instance to include:

                       (i) Your commitment of fraud or an illegal act related to the Company's business;

                       (ii) Your violation of an agreement between you and the Company, such as the Company's proprietary information agreement; or

                       (iii) Your failure to perform your job functions to the
                             performance levels set as mutually agreed in conjunction with new management within 90 days subsequent to closing of a Change of Control as described above;

                       all of your unvested stock in the Company (or if a successor entity has granted you replacement options, such replacement options) shall be immediately vested upon such involuntary termination or constructive termination of your employment.

                       Constructive termination in this instance shall include:

                       (i) Relocation more than 40 miles from your home without your consent;

                       (ii)  Disability (as defined below) or death;
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                       (iii) Assignment to a new job not commensurate with your
                             seniority and compensation, it being understood and agreed that your assignment to the position of Senior VP, Chief Financial Officer of a business unit, division or subsidiary of the Company or a company into which the Company is merged in a Change of Control or otherwise acquiring assets or voting shares of the Company in connection with a Change of Control, or a parent of such a company, shall constitute an assignment to a new job that is commensurate with your seniority; or

                       (iv) Any reduction in compensation, including any bonus compensation formula.

                       In the event your unvested option is not exchanged for an option of the successor or related entity in connection with such Change of Control transaction, you will receive a cash payment equal to the financial benefit you would have received if all of your option had vested immediately prior to such transaction.

                       For purposes of this Agreement, "Disability" shall mean that you have been unable to perform your Company duties as the result of your incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by you or your legal representative and acceptable to the Company (such Agreement as to acceptability not be unreasonably withheld).

                       In addition, your remaining unvested option will in any event vest within one year after closing of the Change of Control.

John, I hope the foregoing resolves any questions you have concerning the disposition of your option grant(s) in the event of a Change In Control.



Very truly yours,

STAMPMASTER, INC.

/s/ Thomas H. Bruggere

Thomas H. Bruggere
Chairman

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ACKNOWLEDGED:



/s/ John W. La Valle                              Date: 24 November 1991
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